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                     June 17, 2020

       Neil A. Goldman
       Executive Vice President and Chief Financial Officer
       Chembio Diagnostics, Inc.
       555 Wireless Blvd.
       Hauppauge, NY 11788

                                                        Re: Chembio
Diagnostics, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed May 29, 2020
                                                            File No. 001-355569

       Dear Mr. Goldman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Mark L. Johnson